
                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                XOOM CORPORATION,

                            WORLDQUEST NETWORKS, INC.

                                       AND

                                WQN MERCURY INC.

                                  JULY 26, 2004

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                                TABLE OF CONTENTS

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1.       Definitions...........................................................................................    1

2.       Purchase and Sale of Target Shares....................................................................    5
         (a)      Basic Transaction............................................................................    5
         (b)      Purchase Price...............................................................................    5
         (c)      The Closing..................................................................................    5
         (d)      Deliveries at the Closing....................................................................    5

3.       Representations and Warranties Concerning the Transaction.............................................    6
         (a)      Representations and Warranties of the Seller.................................................    6
         (b)      Representations and Warranties of the Buyer..................................................    7

4.       Representations and Warranties Concerning the Target..................................................    8
         (a)      Organization, Qualification, and Corporate Power.............................................    8
         (b)      Capitalization...............................................................................    9
         (c)      Noncontravention.............................................................................    9
         (d)      Brokers' Fees................................................................................    9
         (e)      Title to Assets..............................................................................    9
         (f)      Subsidiaries.................................................................................    9
         (g)      Financial Statements.........................................................................    9
         (h)      Events Subsequent to Most Recent Fiscal Year End.............................................   10
         (i)      Undisclosed Liabilities......................................................................   12
         (j)      Legal Compliance.............................................................................   12
         (k)      Tax Matters..................................................................................   12
         (l)      Real Property................................................................................   14
         (m)      Intellectual Property........................................................................   14
         (n)      Tangible Assets..............................................................................   16
         (o)      Contracts....................................................................................   16
         (p)      Notes and Accounts Receivable................................................................   17
         (q)      Powers of Attorney...........................................................................   17
         (r)      Insurance....................................................................................   17
         (s)      Litigation...................................................................................   17
         (t)      Warranty.....................................................................................   18
         (u)      Employees....................................................................................   18
         (v)      Employee Benefits............................................................................   18
         (w)      Guaranties...................................................................................   18
         (x)      Environmental Matters........................................................................   18
         (y)      Certain Business Relationships with the Target...............................................   19
         (z)      Sufficient Deposits..........................................................................   19
         (aa)     RBI Agreement................................................................................   19
         (bb)     Due Diligence................................................................................   19
         (cc)     Disclosure...................................................................................   19

5.       Post-Closing Covenants................................................................................   20
         (a)      General......................................................................................   20

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         (b)      Litigation Support...........................................................................   20
         (c)      Transition...................................................................................   20
         (d)      Confidentiality..............................................................................   20
         (e)      Covenant Not to Compete......................................................................   21
         (f)      Access to the Seller's Customer Database.....................................................   21
         (g)      Right to Purchase Pre-Paid Telephone Cards...................................................   21

6.       Remedies for Breaches of This Agreement...............................................................   21
         (a)      Survival of Representations and Warranties...................................................   21
         (b)      Indemnification Provisions for Benefit of the Buyer..........................................   21
         (c)      Indemnification Provisions for Benefit of the Seller.........................................   22
         (d)      Matters Involving Third Parties..............................................................   22
         (e)      Nature of Remedies...........................................................................   23

7.       Tax Matters...........................................................................................   24
         (a)      Tax Sharing Agreements.......................................................................   24
         (b)      Returns for Periods Through the Closing Date.................................................   24
         (c)      Audits.......................................................................................   24
         (d)      Carrybacks...................................................................................   24
         (e)      Prior Ownership Changes......................................................................   24
         (f)      Section 338(h)(10) Election..................................................................   25
         (g)      Certain Taxes................................................................................   25

8.       Miscellaneous.........................................................................................   25
         (a)      Press Releases and Public Announcements......................................................   25
         (b)      No Third-Party Beneficiaries.................................................................   25
         (c)      Entire Agreement.............................................................................   25
         (d)      Succession and Assignment....................................................................   25
         (e)      Counterparts.................................................................................   26
         (f)      Headings.....................................................................................   26
         (g)      Notices......................................................................................   26
         (h)      Governing Law................................................................................   27
         (i)      Amendments and Waivers.......................................................................   27
         (j)      Severability.................................................................................   27
         (k)      Expenses.....................................................................................   27
         (l)      Construction.................................................................................   27
         (m)      Incorporation of Exhibits, Annexes, and Schedules............................................   27
         (n)      Specific Performance.........................................................................   27
         (o)      Submission to Jurisdiction...................................................................   28

Exhibit A     -   Form of Buyer Note
Exhibit B     -   Form of Stock Purchase Warrant
Exhibit C     -   Form of Stock Pledge Agreement
Exhibit D     -   Financial Statements

Disclosure Schedule    -   Exceptions to Representations and Warranties
                           Concerning the Target

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") entered into on this 26th day of July, 2004, by and among XOOM CORPORATION, a California corporation (the "Buyer"), WORLDQUEST NETWORKS, INC., a Delaware corporation (the "Parent") and WQN MERCURY INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("WQN" and collectively with the Parent, the "Seller"). The Buyer, the Parent and WQN are referred to collectively herein as the "Parties."

                                 R E C I T A L S

         The Parent owns all of the issued and outstanding capital stock of WQN, which owns all of the issued and outstanding capital stock of buyindiaonline.com Inc. d/b/a Cash2, a Delaware corporation (the "Target").

         This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash, the Buyer Note and the Warrant.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                A G R E E M E N T

1. DEFINITIONS.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all claims, damages, costs, Liabilities, deficiencies, losses, and expenses, including court costs and reasonable attorneys' fees and expenses relating to such claims, damages, costs, Liabilities, deficiencies, losses and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" has the meaning set forth in the preface above.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Note" has the meaning set forth in Section 2(b) below.

         "CERCLA" has the meaning set forth in Section 4(x) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Business" has the meaning set forth in Section 5(e) below.

         "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

         "Deferred Intercompany Transaction" has the meaning set forth in Reg.
Section 1.1502-13.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)).

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental Laws" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or lead or
(ii) any chemical, compound, material, substance or waste regulated pursuant to any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Loss Account" has the meaning set forth in Reg. Section 1.1502-19.

         "Financial Statements" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Party" has the meaning set forth in Section 6(d) below.

         "Indemnifying Party" has the meaning set forth in Section 6(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, domain names, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation, source code and web applications),
(g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is, or would reasonably be expected to be, materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of the Target, the Parent, WQN or the Buyer, as applicable.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parent" has the meaning set forth in the preface above.

         "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "SWDA" has the meaning set forth in Section 4(x) below.

         "Target" has the meaning set forth in the recitals above.

         "Target Share" means any share of the common stock, par value $0.01 per share, of the Target.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 6(d) below.

         "Warrant" has the meaning set forth in Section 2(b) below.

         "Working Capital Amount" means the amount by which (i) the total dollar amount of cash, accounts receivable and prepaid expenses on the Most Recent Balance Sheet (which figure shall not include the $100,000 that the Target has on deposit with the Punjab National Bank) exceeds (ii) the total dollar amount of those liabilities identified in accordance with GAAP as "current liabilities" on the Most Recent Balance Sheet, which amount shall be agreed upon by the Buyer and the Seller in writing prior to or as of the date of this Agreement.

         "WQN" has the meaning set forth in the preface above.

2. PURCHASE AND SALE OF TARGET SHARES.

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Target Shares for the consideration specified below in this Section 2.

         (b) PURCHASE PRICE.

                  (i) The Buyer agrees to pay to the Seller at the Closing $1,200,000 (the "Purchase Price") by delivery of (A) $500,000 in cash payable by wire transfer or delivery of other immediately available funds, (B) its promissory note (the "Buyer Note") in the form of Exhibit A attached hereto in the aggregate principal amount of $700,000 and (C) a common stock warrant to purchase 100,000 shares of Buyer's common stock, no par value, pursuant to the terms of that certain Stock Purchase Warrant (the "Warrant") in the form of Exhibit B attached hereto. The Buyer and the Seller agree that the loan evidenced by the Buyer Note is a "Qualified Commercial Loan" as such term is defined in
         Section 306.001(9) of the Texas Finance Code.

                  (ii) In addition to the Purchase Price set forth in Section 2(b)(i) above, the Buyer agrees to pay to the Seller at the Closing the Working Capital Amount in cash payable by wire transfer or delivery of other immediately available funds.

         (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rutan & Tucker, LLP in Costa Mesa, California, commencing at 9:00 a.m. local time on the date first written above (the "Closing Date").

         (d) DELIVERIES AT THE CLOSING. As of the date of this Agreement:

                  (i) the Seller has delivered to the Buyer the following:

                           (A) all consents, authorizations, filings,
                  notifications or approvals required from any government, governmental agency or third party required in connection with or in order to consummate the transactions contemplated by this Agreement;

                           (B) the fully executed resignations, effective as of
                  the Closing Date, of each director and officer of the Target; and

                           (C) the fully executed Warrant.

                  (ii) the Buyer has delivered to the Seller the following:

                           (A) the fully executed Warrant, Stock Pledge
                  Agreement (in the form of Exhibit C attached hereto) and Buyer Note.

3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. Each of the Parent and WQN jointly and severally represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the Closing Date with respect to itself, unless such statements by their terms speak as of an earlier date, in which case they shall be correct and complete as of such date.

                  (i) ORGANIZATION OF SELLER. Each of the Parent and WQN is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) AUTHORIZATION OF TRANSACTION. Each of the Parent and WQN has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Parent and WQN, enforceable in accordance with its terms and conditions, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the Parent nor WQN need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any provision of the charter or bylaws of the Parent or WQN, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, approval, or other restriction of any government, governmental agency, or court to which either the Parent or WQN is subject or the beneficiary, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Parent or WQN is a party or by which either the Parent or WQN is bound or to which any of the assets of either the Parent or WQN is subject, except in the case of clause
         (B) or clause (C) for any such violations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  (IV) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (v) INVESTMENT. The Parent (A) understands that the Buyer Note and the Warrant Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Note and the Warrant solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note and the Warrant, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note and the Warrant, and (F) is an Accredited Investor.

                  (vi) TARGET SHARES. WQN holds of record and owns beneficially all of the Target Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. WQN is not a party to any option, warrant, purchase right, or other contract or commitment that could require WQN to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). WQN is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

         (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the Closing Date unless such statements by their terms speak as of an earlier date, in which case they shall be correct and complete as of such date.

                  (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) AUTHORIZATION OF TRANSACTION. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, approval or other restriction of any government, governmental agency, or court to which the Buyer is subject or the beneficiary, or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except in the case of clause (B) for any such violations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  (iv) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (v) INVESTMENT. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (vi) FINANCING. The Buyer has immediately available funds in U.S. dollars (through cash or cash equivalents and existing committed credit arrangements) sufficient to pay that portion of the Purchase Price that is payable in cash, the Working Capital Amount and any other amounts payable in cash pursuant to this Agreement and to consummate the transactions contemplated by, and otherwise satisfy the obligations of the Buyer under, this Agreement.

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET.

         The Parent and WQN jointly and severally represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the Closing Date unless such statements by their terms speak as of an earlier date, in which case they shall be correct and complete as of such date, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction in which it conducts business, or in which the nature of the business or the operation, ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized would not have a Material Adverse Effect. The Target has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own, lease and use the properties owned, leased and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

         (b) CAPITALIZATION. The entire authorized capital stock of the Target consists of 1,000 Target Shares, of which 1,000 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares were duly authorized, validly issued, fully paid, and nonassessable, and are held of record by WQN. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any provision of the charter or bylaws of the Target, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, approval or other restriction of any government, governmental agency, or court to which the Target is subject or the beneficiary (foreign or domestic) or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except in the case of clause (ii) or clause (iii) for any such violations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency (foreign or domestic) in order for the Parties to consummate the transactions contemplated by this Agreement and for the Buyer to operate the business of the Target consistently with how it is being operated as of the Closing Date.

         (d) BROKERS' FEES. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) TITLE TO ASSETS. Except as set forth in Section 4(e) of the Disclosure Schedule, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used or held for use in its business, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, (ii) Security Interests for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, that do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

         (f) SUBSIDIARIES. The Target has no Subsidiaries.

         (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2002 and 2003 (December 31, 2003 is referred to herein as the "Most Recent

Fiscal Year End") for the Target; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 2004 (the "Most Recent Fiscal Month End") for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete).

         (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. Without limiting the generality of the foregoing, since that date:

                  (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (iii) neither the Target nor, to the Knowledge of the Seller or the officers and directors of the Target, any other party has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Target is a party or by which it is bound;

                  (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) except as set forth in Section 4(h)(v) of the Disclosure Schedule, the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                  (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                  (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of the Target;

                  (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors or officers outside the Ordinary Course of Business;

                  (xvi) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement;

                  (xvii) the Target has not granted any material increase in the base compensation of any of its directors or officers outside the Ordinary Course of Business;

                  (xviii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or officers (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) the Target has not made any other change in employment terms for any of its directors and officers outside the Ordinary Course of Business;

                  (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) to the Knowledge of Seller or the officers and directors of the Target, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

                  (xxii) the Target has not committed to any of the foregoing.

         (i) UNDISCLOSED LIABILITIES. The Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) LEGAL COMPLIANCE. Except as set forth in Section 4(j) of the Disclosure Schedule, each of the Target and its predecessors has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and the Target has not received any notices of and has no reason to believe that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or is being considered against the Target alleging any failure so to comply.

         (k) TAX MATTERS.

                  (i) The Target has filed all federal, and all material state, local and foreign, Tax Returns that it was required to file. All such Tax Returns accurately reflect all Tax liabilities required to be reflected thereon. All material Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Target has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) Neither the Seller nor any director or officer of the Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which the Seller and the directors and officers of the Target have Knowledge based upon personal contact with any agent of such authority. Section 4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target since December 6, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December 6, 2001.

                  (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Target has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii). The Target is not a party to any Tax allocation or sharing agreement. The Target has been a member and is a member of an Affiliated Group filing a consolidated federal income Tax Return the common parent of which has been and is the Seller and has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which was the Seller.

                  (vi) The due and unpaid Taxes of the Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
         (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                  (vii) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Target was a member of the group. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Target was a member of the group.

                  (viii) Neither the Seller nor any director or officer of any of the Seller or its Subsidiaries expects any authority to assess any additional income Taxes against any Affiliated Group for any taxable period during which the Target was a member of the group. There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Target was a member of the group either (A) claimed or raised by any authority in writing or
         (B) as to which the Seller and any directors and officers of any of the Seller and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Except as disclosed on Section 4(k)(viii) of the Disclosure Schedule, no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Target was a member of the group.

                  (ix) Except as set forth on Schedule 4(k)(ix), the Target has no liability for the Taxes of any Person other than the Target (A) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract (other than pursuant to customary indemnification provisions contained in contracts entered into by Target in the Ordinary Course of Business.

         (l) REAL PROPERTY. The Target does not own, lease or sublease any real property.

         (m) INTELLECTUAL PROPERTY.

                  (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all existing Intellectual Property necessary for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted including, but not limited to, those items of Intellectual Property listed in Section 4(m)(i) of the Disclosure Schedule. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. The Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. Section 4(m)(i) of the Disclosure Schedule lists all Intellectual Property owned or used by the Target since December 6, 2001 and indicates which items thereof are currently owned or used by the Target for the operation of the business of the Target.

                  (ii) The Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Seller nor the directors and officers of the Target have since December 6, 2001 or, to the Knowledge of the Seller and the directors and officers of the Target prior to such date, ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and the directors and officers of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

                  (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

                           (A) the Target possess all right, title, and interest
                  in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and the directors and officers of the Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) the Target has never agreed to indemnify any
                  Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) With the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

                           (A) the license, sublicense, agreement, or permission
                  covering the Target's use of the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B) the license, sublicense, agreement, or permission
                  will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (C) to the Knowledge of the Seller and the directors
                  and officers of the Target, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) to the Knowledge of the Seller and the directors
                  and officers of the Target, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                           (E) to the Knowledge of the Seller and the directors
                  and officers of the Target, with respect to each sublicense, the representations and warranties set forth in subsections
                  (A) through (D) above are true and correct with respect to the underlying license;

                           (F) the underlying item of Intellectual Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (G) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and the directors and officers of the Target, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (H) the Target has not granted any sublicense or
                  similar right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Knowledge of the Seller and the directors and officers of the Target, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

         (n) TANGIBLE ASSETS. The only tangible assets of the Target are listed in Section 4(n) of the Disclosure Schedule. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (o) CONTRACTS. Section 4(o) of the Disclosure Schedule lists all contracts and other agreements to which the Target is a party (and for all oral agreements, a detailed description thereof), including but not limited to the following:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

                  (v) any agreement concerning confidentiality or noncompetition that restricts the Target's ability to operate any aspect of its business;

                  (vi) any agreement with the Seller and its Affiliates;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount of money to any of its directors or officers; or

                  (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement, except as set forth in Section 4(o) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor, to the Knowledge of the Seller and the directors and officers of the Target, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of the Seller and the officers and directors of the Target, no party has repudiated any provision of the agreement.

         (p) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and, to the Knowledge of the Seller and the directors and officers of the Target are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) or on the books of the Target.

         (q) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of or otherwise affecting the Target.

         (r) INSURANCE. Since December 6, 2001, the Target has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All insurance policies to which the Target is a party, a named insured or otherwise the beneficiary of coverage are in full force and effect.

         (s) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller and the directors and officers of the Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Disclosure Schedule could reasonably be expected to result in a Material Adverse Effect.

         (t) WARRANTY. Each service sold, performed or delivered by the Target has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Target has no Liability (and to the Knowledge of the Seller and the officers and directors of the Target there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability) for any damages in connection therewith.

         (u) EMPLOYEES. The Target has no employees. The Buyer shall be free to hire any past employees, if any, on such terms and conditions of employment as the Buyer shall determine in the exercise of its sole discretion, and nothing in this Agreement shall establish any enforceable rights, legal or equitable, in any person other than the Parties, including, without limitation, any employee of the Target or the Seller or any beneficiary of such employee. The Target is not a party to or bound by any collective bargaining agreement, nor has the Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Seller and the directors and officers of the Target, the Target has not committed any unfair labor practice.

         (v) EMPLOYEE BENEFITS. The Target does not have any Employee Benefit Plans or Employee Welfare Benefit Plans. The Target has never maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. The Target does not have any trusts or loans with or related to any employee or employment matter.

         (w) GUARANTIES. The Target is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (x) ENVIRONMENTAL MATTERS.

                  (i) The Target has complied and is in compliance in all material respects with all applicable Environmental Laws.

                  (ii) Without limiting the generality of the foregoing, the Target has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Section 4(x) of the Disclosure Schedule.

                  (iii) The Target has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

                  (iv) None of the following exists at any property or facility owned or operated by the Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) The Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws.

                  (vi) The Target has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

         (y) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET. Except as disclosed in the notes to the Most Recent Financial Statements or as set forth in Section 4(y) of the Disclosure Schedule, (i) neither the Seller nor its Affiliates has been involved in any business arrangement or relationship with the Target within the past 12 months, (ii) neither the Seller nor its Affiliates owns any asset, tangible or intangible, which is used in the business of the Target and (iii) the Target has no loans or other arrangements involving the lending or advancing of money with the Seller, any of Seller's Subsidiaries or any Affiliate.

         (z) SUFFICIENT DEPOSITS. The Target has sufficient funds and deposits to meet all of its obligations and liabilities related to any money transmittals then in process and any other liability of the Target set forth in the Financial Statements.

         (aa) RBI AGREEMENT. The Target is a third party beneficiary to that certain Renewal of Approval for Conducting Money Transfer Services Scheme Agreement by and between the Punjab National Bank ("PNB") and the Reserve Bank of India ("RBI") dated July 9, 2002 (the "RBI Agreement"). Even though the RBI Agreement states that it expired on or about May 3, 2003, RBI issued a "continuation" letter waiving the expiration of the RBI Agreement and stating that PNB has RBI's permission to continue to conduct the money transfer services scheme business with the Target as previously conducted. The Target has no Knowledge or reason to believe that such arrangement has changed or will change in the future in any way. The Target is not aware of any reason or circumstance to suggest that PNB or RBI intend to change their respective business arrangements with each other or with the Target as it relates to the Target's money transfer services scheme business. The Target shall be able to continue to operate its money transfer services scheme business post-Closing materially in the same manner in which it has operated such business pre-Closing.

         (bb) DUE DILIGENCE. The Seller has complied in all material respects with the Buyer's written due diligence requests.

         (cc) DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4, in light of the circumstances under which made, not misleading.

5. POST-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below).

         (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Target to the Buyer from and after the Closing.

         (d) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or with the written consent of the Buyer, which consent will not be unreasonably withheld, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, legally compelled to disclose any Confidential Information, the Seller may disclose the Confidential Information; provided, however, that the Seller shall use its reasonable efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any

Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         (e) COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that the Target conducts as of the Closing Date (the "Competing Business"); provided, however, that the foregoing provision shall not apply to
(i) ownership by the Seller of less than 5% of the outstanding stock of any Person engaged in the Competing Business; (ii) the acquisition by the Seller of all or any part of a business or Person (whether through the acquisition of assets, securities or other ownership interests or the effecting of a merger, consolidation, share exchange, business combination, reorganization or recapitalization or other similar transaction) if and only if the engagement by Person in the Competing Business represents either (x) less than 10% of the revenues of such business or Person for its most recently completed fiscal year or (y) less than $50 million of revenues of such business or Person for such period; (iii) the operation of the Competing Business by any Person that acquires the Seller, whether by merger, asset acquisition, stock acquisition or otherwise, or (iv) sales by the Seller of its WorldQuest CashCard or its WorldQuest Visa CashCard. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (f) ACCESS TO THE SELLER'S CUSTOMER DATABASE. Once per every calendar quarter after the Closing Date (including the calendar quarter in which the Closing Date falls) and upon request of the Buyer, the Seller shall forward, at the Buyer's expense, marketing materials or other information provided by the Buyer to those Persons in the Seller's customer database specified by the Buyer.

         (g) RIGHT TO PURCHASE PRE-PAID TELEPHONE CARDS. At any time after the Closing Date, the Buyer shall be entitled to purchase from the Seller any number of the Seller's pre-paid telephone cards at the Seller's wholesale price (not the retail price).

6. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of twenty-one (21) months from the Closing Date; provided, however, that the representations of the Seller with regard to the Target contained in Sections 4(k) shall survive until the expiration of the statute of limitations applicable thereto.

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                  (i) In the event the Seller breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to

         Section 6(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8(g) below within such survival period, then the Parent agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the written claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period that are related to such written claim) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                  (ii) The Parent agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target (A) for any income Taxes of any Affiliated Group filing a consolidated return that includes the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (B) any other Taxes of the Target that are or were due and payable on or prior to the Closing Date, to the extent such Taxes are not reflected in the reserve for, or as a Tax liability in the Most Recent Balance Sheet, and (C) for the due and unpaid Taxes of any Person (other than any of the Target and its Subsidiaries) for any period ending on or before the Closing Date under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract (other than customary indemnification provisions contained in contracts entered into by the Target in the Ordinary Course of Business).

                  (iii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any events or acts or omissions of the Seller or the Target occurring before the Closing including, but not limited to, anything set forth in Section 4(j) of the Disclosure Schedule arising prior to the Closing.

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 6(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 8(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the written claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period that are related to such written claim) resulting from the breach.

         (d) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) If the Indemnifying Party does not assume the defense of the Third Party Claim, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result.

         (e) NATURE OF REMEDIES. Except in the case of fraud or willful misconduct, the indemnification rights of the Indemnified Party shall be the sole and exclusive remedy of the Indemnified Party with respect to any representation, warranty, covenant or agreement made by the Indemnifying Party under this Agreement, provided that the Indemnifying Party's obligation to indemnify the Indemnified Party pursuant to Section 6(b) or Section 6(c), as the case may be, shall not exceed $500,000.

7. TAX MATTERS.

         The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

         (a) TAX SHARING AGREEMENTS. Any tax sharing agreement between the Seller and the Target shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

         (b) RETURNS FOR PERIODS THROUGH THE CLOSING DATE. The Seller will include the income of the Target (including any deferred income triggered into income by Reg. Section 1.1502-13 and Reg. Section 1.1502-14, any Excess Loss Accounts taken into income under Reg. Section 1.1502-19 and income and gain attributable to any Section 338(h)(10) election made pursuant to Section 7(f) below) on the Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Target will furnish Tax information to the Seller for inclusion in the Seller's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Target's past custom and practice at the Seller's expense. Without the prior written consent of the Buyer, Seller shall not make any election, adopt any accounting method, or take any position in any such Tax Returns relating to the Target that is inconsistent with any such election, accounting method, or position previously made, adopted or taken with respect to the Target, if such election or adoption would have the effect of increasing the Tax liability of the Target for any period ending after the Closing Date or decreasing any Tax attribute of the Target existing on the Closing Date. The income of the Target will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Target as of the end of the Closing Date.

         (c) AUDITS. The Seller will allow the Target and its counsel to participate at its own expense in any audits of the Seller's consolidated federal income Tax Returns to the extent that such returns relate to the Target. The Seller will not settle any such audit in a manner which would adversely affect the Target after the Closing Date.

         (d) CARRYBACKS. The Buyer shall elect to forego the carryback of any losses, credits or tax attributes if permitted to do so under applicable Tax law. If the Buyer is not permitted under applicable Tax law to forego such carrybacks and the Seller or the Target obtains a refund as a result of the carryback of post-acquisition Tax attributes, then the Seller will immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Target into the Seller's consolidated Tax Return, when such refund or reduction is realized by the Seller's group. The Seller will cooperate with the Target in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. The Buyer agrees to indemnify the Seller for (i) the Seller's costs and expenses in obtaining such refund, (ii) any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise and (iii) any increases in Taxes or reductions in Tax attributes suffered by the Seller as a result of such carryback.

         (e) PRIOR OWNERSHIP CHANGES. In the event that the Buyer does not make a Section 338(h)(10) election as defined and described in Section 7(f) below and it is determined that the

Seller has undergone an ownership change (within the meaning of Section 382 of the Code) during the period in which it owned the Target, the Seller will file a timely election under Reg. Section 1.1502-95(f) to apportion $75,000 of the Seller group's annual consolidated Section 382 limitation to the Target. At the Seller's request, the Buyer will cause the Target to join with the Seller in making any election required under Reg. Section 1.1502-95(f).

         (f) SECTION 338(h)(10) ELECTION. At the Buyer's option, the Seller will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Target hereunder.

         (g) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any Texas Gains Tax and any similar tax imposed in other states or subdivisions), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

8. MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), so long as such transferee(s) agrees in writing to be bound by the terms of this Agreement.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:    WorldQuest Networks, Inc.
                          14911 Quorum Drive, Suite 140
                          Dallas, Texas 75254
                          Attention: Victor E. Grijalva, Chief Financial Officer
                          Facsimile: (972) 980-4453

     Copy to:             Baker Botts L.L.P.
                          2001 Ross Avenue
                          Dallas, Texas 75201
                          Attention: William D. Howell
                          Facsimile: (214) 953-6503

     If to the Buyer:     Xoom Corporation
                          425 Brannan Street
                          San Francisco, California 94107
                          Attention:  Kevin E. Hartz, Chief Executive Officer
                          Facsimile: (415) 777-8690

     Copy to:             Rutan & Tucker, LLP
                          611 Anton Boulevard, 14th Floor
                          Costa Mesa, California 92626
                          Attention:  John W. Hamilton, Jr.
                          Facsimile: (714) 546-9035

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

         (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (and in the case of the costs and expenses of the Target, such costs and expenses will be borne by the Seller). The Seller agrees that the Target has not borne and will not bear any of the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the subject matter of this Agreement (subject to the provisions set forth in Section 8(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

         (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in San Francisco County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8(g) above. Nothing in this
Section 8(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:                      XOOM CORPORATION,
                            a California corporation

                            By:
                               -------------------------------------------------
                                 Kevin E. Hartz, Chief Executive Officer

SELLER:                     WORLDQUEST NETWORKS, INC.,
                            a Delaware corporation

                            By:
                               -------------------------------------------------
                                 Victor E. Grijalva, Vice President and
                                 Chief Financial Officer

WQN:                        WQN MERCURY INC.,
                            a Delaware corporation

                            By:
                               -------------------------------------------------
                                 Victor E. Grijalva, President and Treasurer